FOR IMMEDIATE RELEASE
February 15, 2024

Genesis Energy, L.P. Reports Fourth Quarter 2023 Results

HOUSTON – (BUSINESS WIRE) – Genesis Energy, L.P. (NYSE: GEL) today announced its fourth quarter results.
We generated the following financial results for the fourth quarter of 2023:

•Net Income Attributable to Genesis Energy, L.P. of $12.0 million for the fourth quarter of 2023 compared to Net Income Attributable to Genesis Energy, L.P. of $42.0 million for the same period in 2022.

•Cash Flows from Operating Activities of $124.8 million for the fourth quarter of 2023 compared to $81.8 million for the same period in 2022.

•We declared cash distributions on our preferred units of $0.9473 for each preferred unit, which equates to a cash distribution of approximately $21.9 million and is reflected as a reduction to Available Cash before Reserves to common unitholders.

•Available Cash before Reserves to common unitholders of $88.3 million for the fourth quarter of 2023, which provided 4.8X coverage for the quarterly distribution of $0.15 per common unit attributable to the fourth quarter.

•Total Segment Margin of $209.4 million for the fourth quarter of 2023.

•Adjusted EBITDA of $188.7 million for the fourth quarter of 2023.

•Adjusted Consolidated EBITDA of $842.3 million for the trailing twelve months ended December 31, 2023 and a bank leverage ratio of 3.96X, both calculated in accordance with our senior secured credit agreement and discussed further in this release.

Grant Sims, CEO of Genesis Energy, said, “We are once again very pleased with the financial performance of our market leading businesses for the fourth quarter. Our reported quarterly Adjusted EBITDA of $188.7 million exceeded our internal expectations and the performance of our diversified businesses helped contribute towards a record year for Genesis. During the fourth quarter, our offshore pipeline transportation segment performed in line with our expectations as we continued to benefit from steady volumes across our footprint. Despite some softening in soda ash prices in our export markets, our soda and sulfur services segment performed in line with our expectations. Our marine transportation segment continued to exceed our expectations as the market for Jones Act equipment continues to remain structurally short, which continues to drive strong utilization and increasing day rates across all our classes of vessels.

For the full year, we generated record Adjusted EBITDA of $756.4 million, which exceeded the top end of our most recent full year guidance range and delivered in excess of 11% growth over our normalized 2022 results. During 2023, we recorded record segment margin from our offshore pipeline transportation segment, at or near record segment margin from our marine transportation segment and record segment margin from our soda ash business, despite weaker export prices in the back half of the year. Our financial performance during the fourth quarter also resulted in a year end leverage ratio, as calculated by our senior secured lenders, at 3.96 times, and in line with our long-term target leverage ratio of 4.00 times.

In addition to our record results in 2023, we also achieved some significant project milestones that will continue to benefit the partnership for many decades to come. First and foremost, we reached substantial completion and commissioned our Granger expansion project. This almost four-and-a-half-year construction project overcame many challenges and delays as a result of the Covid-19 pandemic, but I could not be prouder of our team on the ground in Green River, WY for their tireless effort getting this project to the finish line. This project will add approximately 750,000 short tons per year of additional soda ash production capacity at Granger, bringing its total production capacity to approximately 1.25 million short tons per year, and significantly lower Granger’s operating cost per ton, making it one of the most efficient and lowest cost production facilities in the world. I would also point out that Granger has multiple decades of reserves in the current seam at these new production rates along with hundreds of millions of tons of additional measured and indicated trona resources in those same seams.

As we mentioned last quarter, we also successfully laid the 105 miles of the SYNC pipeline in over 5,000 feet of water, which as many of you can imagine is an engineering marvel. This was a tremendous achievement and a testament to our offshore engineering, construction and operation’s teams that helped complete this portion of the project on schedule. In addition, we made significant strides in advancing our CHOPS expansion project, which includes installing pumps at certain strategic junction platforms. These offshore projects are long-term investments that are underpinned by existing upstream developments which have production profiles going out multiple decades, not years, and have ample capacity to handle much more than the currently discovered and contracted volumes.

In addition to our operational and project milestones, we also took multiple steps in 2023 to strengthen our balance sheet and increase our financial flexibility. We opportunistically accessed the capital markets on two separate occasions in 2023 and successfully issued $500 million in new 8.875% notes due 2030 in January and $600 million in new 8.25% notes due 2029 in December, which allowed us to re-finance our 2024 and 2025 unsecured maturities, respectively. More importantly, the combination of these two re-financings ultimately triggered an automatic 12-month extension of our senior secured facility’s maturity date, which now expires in February 2026. These transactions have provided us with the financial flexibility and liquidity to complete our remaining spend on our major capital growth projects in 2024 and bridge us to 2025 when we expect to begin harvesting increasing amounts of free cash flow driven by both earnings’ growth and materially reduced growth capital expenditures. In addition, we utilized a portion of our available liquidity to opportunistically re-purchase $75 million of our Class A convertible preferred units throughout the year at a discount to the contracted call premium as well as purchase 114,900 of our Class A common units at an average price of $9.09 per unit.

As we embark on 2024, I remain increasingly confident our businesses are well positioned to provide us with a stable foundation in advance of the notable step change in earnings we expect in 2025. In 2024, we expect to see continued volume growth in our offshore pipeline transportation segment from the combination of additional wells coming online at Argos, along with additional volumes from new sub-sea tiebacks and continuing in-field drilling around our existing infrastructure. While our total throughput volumes are expected to be up sequentially, we do have a certain economic step-down on the 10-year anniversary of an existing life-of-lease transportation dedication that will lead to our offshore pipeline transportation segment margin being generally flat year-over-year. I would point out this is a legacy contract and is a one-off situation in our portfolio and none of our other commercial agreements have similar contractual provisions. More importantly, we are now less than a year away from both the Shenandoah and Salamanca developments coming on-line that, in the aggregate, will provide us with an anticipated incremental $100 - $110 million of segment margin per annum when fully ramped. It goes without saying, but our offshore pipeline transportation segment in the central Gulf of Mexico remains our core business and we believe we are very well positioned to continue to benefit from our market leading position for many years to come.

In our soda ash business, we expect the macro conditions we saw in the back half of 2023 to continue through at least the first half of 2024 and as a result, even with an expanded Granger on-line, we expect the segment margin contribution from our soda ash business to be near the low end of our previously provided anticipated range of $200 - $300 million of segment margin contribution for this business. We should benefit from an expanded Granger being on-line, both from the increased sales volumes and lower per unit operating costs across our entire soda ash operation, the combination of which should help us somewhat offset any potential softness in soda ash export prices we expect in the first part of this year. Ultimately, we would reasonably anticipate as we move through 2024 and certainly into 2025 that the market should come into better balance driven by both higher cost supply rationalizations along with improving demand and that our soda ash business should return to a more normalized mid-cycle earnings profile starting as early at 2025. Our view is the soda ash market is closer to being balanced than other market participants might want to argue. Our legacy refinery services business is also expected to see some sequential improvement over its performance in 2023.

Our marine transportation segment is expected to have another banner year with sequential improvement in 2024, driven in large part by the continuing tight supply and demand dynamic in the Jones Act market. This structural backdrop is expected to continue to support steady to marginally increasing day rates across all classes of our marine vessels for the foreseeable future. In addition, our new long-term charter for the American Phoenix commenced at the end of last month and, when combined with the momentum of our Jones Act fleet, we would expect to see record results in our marine transportation segment in 2024.

Based on this backdrop currently expected in 2024, we expect to generate Adjusted EBITDA(1) this year in the range of $680 - $740 million, which includes approximately $10 million of incremental general and administrative costs as we conform our short-term cash incentive programs to industry standards and approximately $10 million of anticipated weather related downtime we budget for in our offshore pipeline transportation segment, something we did not experience in this past year. While the mid-point of our guidance range is marginally down versus our 2023 results, it is important to remember that we have always viewed 2024 as the year during which we will reach an important inflection point where our current major capital spending will be complete and we begin to have an increasingly clear line of sight to a significant step change in earnings that will allow us to turn the corner to increasing amounts of cash flow in 2025. The expected step change in earnings next year is supported by the anticipated increase in our offshore transportation segment margin when both Shenandoah and Salamanca developments come on-line and will be even greater if we in fact see our anticipated recovery back to mid-cycle earnings in our soda ash business that I mentioned earlier. Our expected financial performance and cash flow generation in 2025 will not only increase our financial flexibility but will importantly afford us with the opportunity to further simplify our capital structure, return capital to our stakeholders in one form or another, and allow us to continue to build long-term value for everyone in the capital structure in the coming years ahead.

With that, I will briefly discuss our individual business segments in more detail.

During the quarter, our offshore pipeline transportation segment continued to perform in-line with our expectations, driven in large part by steady and marginally increasing volumes across our systems. We continued to see steadily increasing volumes from BP’s Argos facility, which is currently running in excess of 100,000 barrels per day along with solid volumes from King’s Quay, Spruance, Shenzi North and our other major host facilities, and we would reasonably expect this to be consistent for the remainder of 2024.

In addition to steady volumes from our existing host production facilities, I am pleased to announce today that we recently entered into agreements with Beacon Offshore Energy LLC and other interest owners to provide downstream transportation services for 100% of the crude oil production associated with the deepwater Gulf of Mexico Winterfell development on our CHOPS pipeline to shore. The Winterfell development is located in Green Canyon blocks 943, 944, 987 and 988 with a water depth of approximately 5,200 feet. Winterfell will be developed via a new subsea tieback to the existing Heidelberg spar and no capital will be required by Genesis. The contracts for the Winterfell development include life of lease dedications and certain take-or-pay components. We expect to see the first deliveries of oil in the second quarter of 2024 with the initial three wells expected to deliver gross production of 22,000 barrels of oil equivalent per day. Furthermore, we continue to have robust commercial discussions with multiple additional in-field, sub-sea and/or secondary recovery development opportunities that could turn to additional volumes over the next few years, all of which have been identified but not fully sanctioned by the producers and operators involved.

Our marine transportation segment continues to exceed our expectations as market supply and demand fundamentals remain strong. We continue to operate with utilization rates at or near 100% of available capacity for all classes of our vessels as the supply and demand outlook for Jones Act tanker tonnage remains structurally tight, driven by a combination of steady and robust demand and effectively zero new supply of our types of marine vessels and the continued retirement of older equipment. We continue to see strong demand from our refinery and terminal customers while the supply of available equipment is diminishing. The combination of demand for marine equipment on the West coast to support renewable fuels movements and certain refinery rationalizations in the Mid-Atlantic and East coast over the last few years continue to exacerbate the supply and demand dynamics in the markets in which we operate. These dynamics were the primary driver for the new three-and-a-half-year contract we signed last year for the American Phoenix. We started the American Phoenix’s most recent charter just a few weeks ago with a day rate approximately 22% higher than the day rate at the end of last year. It is also worth noting the day rate will also contractually increase in subsequent periods until the end of the contract in mid-2027.

Regarding the longer-term outlook in our marine transportation segment, there continues to be no new construction of our type of marine vessels. If an operator were to undertake such an initiative, we believe it could take anywhere between 1 – 3 years, depending on the size of the vessel, to build a comparable piece of equipment. Current day rates would also have to significantly increase and be sustained through the construction period and for an extended period thereafter to earn a reasonable return on any invested capital. The continued lack of new supply of existing marine tonnage, continued retirements of older equipment, combined with strong demand and zero new construction continues to drive spot day rates and longer-term contracted rates in both of our fleets to record levels. These fundamentals, combined with our increasingly term contracted portfolio, lead me to continue to believe our marine transportation segment remains well positioned to deliver marginally growing and steady earnings over the years to come.

Our soda and sulfur services segment performed in-line with our expectations during the quarter. The global macro environment for our soda ash business remained relatively consistent, with global supply continuing to outpace demand in most markets, especially in our export markets. Despite the current challenging supply and demand dynamic, we continue to believe the market is not as far as it might seem from balancing and that any sort of structural demand uptick or supply disruption could drive a rapid and potentially significant price response. Along those lines, we continue to see steady and increasing demand from both lithium and solar panel manufacturers in both Asia and South America along with certain synthetic supply rationalizations in both China and Europe. These favorable indicators combined with green shoots associated with potential demand recovery and/or additional global stimulus lead us to believe, as we move through 2024 and certainly into 2025, that our soda ash business could return to a more normalized mid-cycle margins and earnings profile. Our sulfur services business continues to perform in-line with our expectations, and we would expect to see sequential improvement as our team continues to work through certain supply and market driven challenges.

Turning now to our capital expenditures. In 2024, we expect our growth capital expenditures to range from $200 - $250 million. A large majority of this amount is related to the continued activities to finalize the construction of our offshore expansion projects, including the SYNC lateral and CHOPS expansion. The majority of the slight increase from our previous 2024 capital expenditure guidance relates to certain timing differences of expected spend as it relates to these projects. As we sit here today, we do not have any identified significant growth capital projects and would reasonably expect this amount to be de-minimis in 2025 and thereafter.

The long-term value proposition of Genesis has never been better. We remain uniquely positioned to generate significant cash flow, especially given our size, starting later this year, and accelerating into 2025, which will give us tremendous flexibility to optimize our capital structure for all of our stakeholders. In fact, as we gain an increasingly clear line of sight to generating cash flow of roughly $250 million to $350 million, or more, per year after certain cash obligations (including interest payments, preferred and existing common unit distributions, maintenance capital requirements, principal payments on our Alkali senior secured notes, and cash taxes) we will continue to evaluate the various levers we can pull to return capital to our stakeholders, including redeeming portions of our Class A convertible preferred units, continuing to pay down debt and/or looking at ways to increase the distribution to our common unitholders, all while maintaining a focus on our long-term leverage ratio and liquidity needs. I am a firm believer in what we are doing and believe the market will begin to take more notice in the coming months as we move closer and closer to 2025.

The management team and board of directors remain steadfast in our commitment to building long-term value for everyone in the capital structure, and we believe the decisions we are making reflect this commitment and our confidence in Genesis moving forward. I would once again like to recognize our entire workforce for their efforts and unwavering commitment to safe and responsible operations. I’m proud to have the opportunity to work alongside each and every one of you.”

(1) Adjusted EBITDA is a non-GAAP financial measure. We are unable to provide a reconciliation of the forward-looking Adjusted EBITDA projections contained in this press release to its most directly comparable GAAP financial measure because the information necessary for quantitative reconciliations of Adjusted EBITDA to its most directly comparable GAAP financial measure is not available to us without unreasonable efforts. The probable significance of providing these forward-looking Adjusted EBITDA measures without directly comparable GAAP financial measures may be materially different from the corresponding GAAP financial measures.

Financial Results
Segment Margin
Variances between the fourth quarter of 2023 (the “2023 Quarter”) and the fourth quarter of 2022 (the “2022 Quarter”) in these components are explained below.
Segment Margin results for the 2023 Quarter and 2022 Quarter were as follows:

	Three Months Ended December 31,
	2023	2022
	(in thousands)
Offshore pipeline transportation	$106,167	$82,087
Soda and sulfur services	64,695	87,575
Marine transportation	31,845	21,220
Onshore facilities and transportation	6,711	6,259
Total Segment Margin	$209,418	$197,141

Offshore pipeline transportation Segment Margin for the 2023 Quarter increased $24.1 million, or 29%, from the 2022 Quarter primarily due to higher crude oil and natural gas activity and volumes and less overall downtime during the 2023 Quarter. The increase in our volumes during the 2023 Quarter is primarily a result of volumes from the Argos Floating Production System (“FPS”), which supports BP’s operated Mad Dog 2 field development, as it began producing in the second quarter of 2023, and has since ramped up and achieved production levels of approximately 90,000 barrels of oil per day during the 2023 Quarter, with 100% of the volumes flowing through our 64% owned and operated CHOPS pipeline for ultimate delivery to shore. In addition, the 2023 Quarter had significantly less downtime as compared to the 2022 Quarter, as the 2022 Quarter’s Segment Margin was negatively impacted by approximately $10.0 million as a result of unplanned producer downtime at numerous fields connected to our pipeline infrastructure.
Soda and sulfur services Segment Margin for the 2023 Quarter decreased $22.9 million, or 26%, from the 2022 Quarter primarily due to lower export pricing in our Alkali Business along with lower NaHS and caustic soda sales volumes and pricing in our sulfur services business, which was partially offset by higher soda ash sales volumes and domestic pricing in the period. The 2023 Quarter was impacted by a decline in export pricing as compared to the 2022 Quarter (as well as when compared to the first nine months of 2023) as a result of slowing global demand combined with new global supply entering the market. We had higher soda ash sales volumes during the 2023 Quarter as we successfully restarted our original Granger production facility on January 1, 2023 and ramped up production to its original nameplate capacity of approximately 500,000 tons on an annual basis. In addition, we reached substantial completion and achieved first production on the expansion of our Granger facility in the 2023 Quarter. During 2024, we expect to ramp up the total production at our Granger facilities, from both the original facility and the expansion, to approximately 1.2 million short tons on an annual basis. We would expect these incremental sales volumes to have a more meaningful impact to our reported Segment Margin in subsequent quarters as we can better absorb the fixed cost structure at our Granger facilities with increased production. In our sulfur services business, we experienced a decrease in Segment Margin due to a decrease in NaHS and caustic soda sales volumes and pricing. NaHS sales volumes, when compared to the 2022 Quarter, decreased due to multiple factors, including a reduction in production volumes from a host refinery that partially converted its facility into a renewable diesel facility in the 2022 Quarter and continued pressure on demand (that also negatively impacted prices), primarily in South America.
Marine transportation Segment Margin for the 2023 Quarter increased $10.6 million, or 50%, from the 2022 Quarter. This increase is primarily attributable to higher day rates in our inland and offshore businesses, including the M/T American Phoenix, during the 2023 Quarter. Demand for our barge services to move intermediate and refined products remained high during the 2023 Quarter due to the continued strength of refinery utilization rates as well as the lack of new supply of similar type vessels (primarily due to higher construction costs and long lead times for construction) as well as the retirement of older vessels in the market. These factors have also contributed to an overall increase in spot and term rates for our services.
Onshore facilities and transportation Segment Margin for the 2023 Quarter increased $0.5 million, or 7%, from the 2022 Quarter primarily due higher volumetric gains on our onshore pipelines during the 2023 Quarter.
    Other Components of Net Income
We reported Net Income Attributable to Genesis Energy, L.P. of $12.0 million in the 2023 Quarter compared to Net Income Attributable to Genesis Energy, L.P. of $42.0 million in the 2022 Quarter.

Net Income Attributable to Genesis Energy, L.P. in the 2023 Quarter was impacted by an increase in operating costs primarily due to a net unrealized loss of $19.0 million associated with the valuation of our commodity derivative transactions, compared to a net unrealized gain of $21.8 million in the 2022 Quarter associated with the valuation of our commodity derivative transactions. In addition, the 2023 Quarter was impacted by an increase in general and administrative expenses of $3.8 million and an increase in interest expense of $3.2 million. These increases to our costs during the 2023 Quarter were partially offset by the increase to our overall Segment Margin of $12.3 million during the 2023 Quarter as discussed above, and a decrease of $8.9 million in our depreciation, depletion and amortization expense.
2023 K-1 Tax Packages
The timing of the availability of Genesis Energy’s K-1 tax packages for 2023 is dependent upon actions of the U.S. Congress and the Biden administration with regard to the passage, or not, of the recently proposed H.R. 7024 legislation. The legislation includes changes in tax law which would be applied retroactively to the 2023 tax year. As currently written, certain provisions in H.R. 7024 would lower Genesis Energy’s taxable income for 2023, compared to existing tax law. Barring any changes in tax law, Genesis Energy’s K-1 tax packages, including all information to fiduciaries for common units owned in tax exempt accounts, could be made available online through www.taxpackagesupport.com/genesis on or before March 4, 2024, and the mailing of the tax packages would be completed shortly thereafter. Should Congress and the Biden administration’s consideration of H.R. 7024 impact this timeline, we will issue a press release to update our investors on the timing of the availability of the K-1 tax packages.
    Earnings Conference Call
We will broadcast our Earnings Conference Call on Thursday, February 15, 2024, at 9:00 a.m. Central time (10:00 a.m. Eastern time). This call can be accessed at www.genesisenergy.com. Choose the Investor Relations button. For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days. There is no charge to access the event.
Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include offshore pipeline transportation, soda and sulfur services, onshore facilities and transportation and marine transportation. Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, Florida, Wyoming and the Gulf of Mexico.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(in thousands, except unit amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
REVENUES	$774,104	$714,037	$3,176,996	$2,788,957

COSTS AND EXPENSES:
Costs of sales and operating expenses	620,794	529,523	2,501,608	2,151,142
General and administrative expenses	17,526	13,773	65,779	66,598
Depreciation, depletion and amortization	70,223	79,080	280,189	296,205
Gain on sale of asset	—	—	—	(40,000)
OPERATING INCOME	65,561	91,661	329,420	315,012
Equity in earnings of equity investees	16,592	13,954	66,198	54,206
Interest expense	(60,606)	(57,383)	(244,663)	(226,156)
Other expense, net	(2,815)	—	(4,627)	(10,758)
INCOME BEFORE INCOME TAXES	18,732	48,232	146,328	132,304
Income tax benefit (expense)	1,767	(1,634)	19	(3,169)
NET INCOME	20,499	46,598	146,347	129,135
Net income attributable to noncontrolling interests	(8,549)	(4,623)	(28,627)	(23,235)
Net income attributable to redeemable noncontrolling interests	—	—	—	(30,443)
NET INCOME ATTRIBUTABLE TO GENESIS ENERGY, L.P.	$11,950	$41,975	$117,720	$75,457
Less: Accumulated distributions and returns attributable to Class A Convertible Preferred Units	(21,505)	(24,000)	(90,725)	(80,052)
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON UNITHOLDERS	$(9,555)	$17,975	$26,995	$(4,595)
NET INCOME (LOSS) PER COMMON UNIT:
Basic and Diluted	$(0.08)	$0.15	$0.22	$(0.04)
WEIGHTED AVERAGE OUTSTANDING COMMON UNITS:
Basic and Diluted	122,464,318	122,579,218	122,535,480	122,579,218

GENESIS ENERGY, L.P.
OPERATING DATA - UNAUDITED

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Offshore Pipeline Transportation Segment
Crude oil pipelines (average barrels/day unless otherwise noted):
CHOPS(1)	296,941	233,541	274,527	207,008
Poseidon(1)	310,370	243,265	306,182	257,444
Odyssey(1)	51,868	53,589	59,535	84,682
GOPL	3,070	6,717	2,622	6,964
Offshore crude oil pipelines total	662,249	537,112	642,866	556,098

Natural gas transportation volumes (MMBtus/day)(1)	413,597	357,441	401,976	343,347

Soda and Sulfur Services Segment
NaHS (dry short tons sold)	25,356	31,608	106,857	128,851
Soda Ash volumes (short tons sold)	901,874	803,281	3,326,024	3,096,494
NaOH (caustic soda) volumes (dry short tons sold)	19,522	24,893	78,272	90,876

Onshore Facilities and Transportation Segment
Crude oil pipelines (barrels/day):
Texas(2)	83,044	84,787	70,032	90,562
Jay	6,039	7,352	5,793	6,601
Mississippi	3,951	5,131	4,635	5,725
Louisiana(3)	51,212	68,255	65,895	94,389
Onshore crude oil pipelines total	144,246	165,525	146,355	197,277

Crude oil and petroleum products sales (barrels/day)	23,655	26,969	23,170	24,643

Rail unload volumes (barrels/day)	—	—	—	10,834

Marine Transportation Segment
Inland Fleet Utilization Percentage(4)	100.0%	100.0%	100.0%	98.6%
Offshore Fleet Utilization Percentage(4)	99.5%	99.0%	98.1%	96.9%
(1)As of December 31, 2023 and 2022, we owned 64% of CHOPS, 64% of Poseidon and 29% of Odyssey, as well as equity interests in various other entities. Volumes presented above are on a 100% basis for all periods.
(2)Our Texas pipeline and infrastructure is a destination point for many pipeline systems in the Gulf of Mexico, including the CHOPS pipeline.
(3)Total daily volumes for the 2023 Quarter and 2022 Quarter include 25,746 and 33,948 Bbls/day, respectively, of intermediate refined products and 25,466 and 27,604 Bbls/day, respectively, of crude oil associated with our Port of Baton Rouge Terminal pipelines. Total daily volumes for the year ended December 31, 2023 and 2022 include 32,458 and 28,850 Bbls/day, respectively, of intermediate refined products and 33,019 and 53,459 Bbls/day, respectively, of crude oil associated with our Port of Baton Rouge Terminal pipelines.
(4)Utilization rates are based on a 365-day year, as adjusted for planned downtime and dry-docking.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except unit amounts)

	December 31, 2023	December 31, 2022
	(unaudited)
ASSETS
Cash, cash equivalents and restricted cash	$28,038	$26,567
Accounts receivable - trade, net	759,547	721,567
Inventories	135,231	78,143
Other current assets	41,234	26,770
Total current assets	964,050	853,047
Fixed assets and mineral leaseholds, net of accumulated depreciation and depletion	5,068,821	4,641,695
Equity investees	263,829	284,486
Intangible assets, net of amortization	141,537	127,320
Goodwill	301,959	301,959
Right of use assets, net	240,341	125,277
Other assets, net of amortization	38,241	32,208
Total assets	$7,018,778	$6,365,992
LIABILITIES AND CAPITAL
Accounts payable - trade	$588,924	$427,961
Accrued liabilities	378,523	281,146
Total current liabilities	967,447	709,107
Senior secured credit facility	298,300	205,400
Senior unsecured notes, net of debt issuance costs, discount and premium	3,062,955	2,856,312
Alkali senior secured notes, net of debt issuance costs and discount	391,592	402,442
Deferred tax liabilities	17,510	16,652
Other long-term liabilities	570,197	400,617
Total liabilities	5,308,001	4,590,530
Mezzanine capital:
Class A Convertible Preferred Units	813,589	891,909

Partners’ capital:
Common unitholders	519,698	567,277
Accumulated other comprehensive income	8,040	6,114
Noncontrolling interests	369,450	310,162
Total partners’ capital	897,188	883,553
Total liabilities, mezzanine capital and partners’ capital	$7,018,778	$6,365,992

Common Units Data:
Total common units outstanding	122,464,318	122,579,218

GENESIS ENERGY, L.P.
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO GENESIS ENERGY, L.P. TO SEGMENT MARGIN - UNAUDITED

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net income attributable to Genesis Energy, L.P.	$11,950	$41,975	$117,720	$75,457
Corporate general and administrative expenses	21,296	16,862	73,876	71,820
Depreciation, depletion, amortization and accretion	72,943	81,993	291,731	307,519
Interest expense	60,606	57,383	244,663	226,156
Income tax expense (benefit)	(1,767)	1,634	(19)	3,169
Gain on sale of asset, net to our ownership interest(1)	—	—	—	(32,000)
Change in provision for leased items no longer in use	—	(72)	—	(671)
Cancellation of debt income(2)	—	—	—	(8,618)
Redeemable noncontrolling interest redemption value adjustments(3)	—	—	—	30,443
Plus (minus) Select Items, net(4)	44,390	(2,634)	99,091	96,780
Segment Margin(5)	$209,418	$197,141	$827,062	$770,055
(1)On April 29, 2022, we sold our Independence Hub platform and recognized a gain on the sale of $40.0 million, of which $32.0 million was attributable to our 80% ownership interest.
(2)The year ended December 31, 2022 includes income associated with the repurchase and extinguishment of certain of our senior unsecured notes on the open market.
(3)The year ended December 31, 2022 includes paid-in-kind distributions, accretion on the redemption feature and valuation adjustments to the redemption feature as the associated preferred units were redeemed during the second quarter of 2022.
(4)Refer to additional detail of Select Items later in this press release.
(5)See definition of Segment Margin later in this press release.

GENESIS ENERGY, L.P.
RECONCILIATIONS OF NET INCOME ATTRIBUTABLE TO GENESIS ENERGY L.P. TO ADJUSTED EBITDA AND AVAILABLE CASH BEFORE RESERVES - UNAUDITED

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net income attributable to Genesis Energy, L.P.	$11,950	$41,975	$117,720	$75,457
Interest expense	60,606	57,383	244,663	226,156
Income tax expense (benefit)	(1,767)	1,634	(19)	3,169
Gain on sale of asset, net to our ownership interest	—	—	—	(32,000)
Depreciation, depletion, amortization and accretion	72,943	81,993	291,731	307,519
EBITDA	143,732	182,985	654,095	580,301
Redeemable noncontrolling interest redemption value adjustments(1)	—	—	—	30,443
Plus (minus) Select Items, net(2)	45,017	(2,818)	102,272	106,327
Adjusted EBITDA(3)	188,749	180,167	756,367	717,071
Maintenance capital utilized(4)	(17,750)	(15,350)	(67,650)	(57,400)
Interest expense	(60,606)	(57,383)	(244,663)	(226,156)
Cash tax expense	(225)	(290)	(1,048)	(815)
Distributions to preferred unitholders(5)	(21,909)	(24,000)	(91,837)	(80,052)
Available Cash before Reserves(6)	$88,259	$83,144	$351,169	$352,648
(1)The year ended December 31, 2022 includes paid-in-kind distributions, accretion on the redemption feature and valuation adjustments to the redemption feature as the associated preferred units were redeemed during the second quarter of 2022.
(2)Refer to additional detail of Select Items later in this press release.
(3)See definition of Adjusted EBITDA later in this press release.
(4)Maintenance capital expenditures in the 2023 Quarter and 2022 Quarter were $38.1 million and $42.0 million, respectively. Maintenance capital expenditures for the year ended December 31, 2023 and 2022 were $125.0 million and $132.5 million, respectively. Our maintenance capital expenditures are principally associated with our alkali and marine transportation businesses.
(5)Distributions to preferred unitholders attributable to the 2023 Quarter were paid on February 14, 2024 to unitholders of record at close of business on January 31, 2024.
(6)Represents the Available Cash before Reserves to common unitholders.

GENESIS ENERGY, L.P.
RECONCILIATION OF NET CASH FLOWS FROM OPERATING ACTIVITIES TO ADJUSTED EBITDA - UNAUDITED

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Cash Flows from Operating Activities	$124,762	$81,800	$521,126	$334,395
Adjustments to reconcile net cash flows from operating activities to Adjusted EBITDA:
Interest Expense	60,606	57,383	244,663	226,156
Amortization and write-off of debt issuance costs, discount and premium	(4,683)	(2,161)	(12,889)	(9,271)
Effects of available cash from equity method investees not included in operating cash flows	6,346	5,097	26,050	19,834
Net effect of changes in components of operating assets and liabilities	(570)	39,242	(4,174)	87,818
Non-cash effect of long-term incentive compensation plans	(10,143)	(6,975)	(25,379)	(17,810)
Expenses related to business development activities and growth projects	—	458	105	7,339
Differences in timing of cash receipts for certain contractual arrangements(1)	22,822	12,620	56,341	51,102
Distributions from unrestricted subsidiaries not included in operating cash flows(2)	—	—	—	32,000
Other items, net(3)	(10,391)	(7,297)	(49,476)	(14,492)
Adjusted EBITDA(4)	$188,749	$180,167	$756,367	$717,071
(1)Includes the difference in timing of cash receipts from or billings to customers during the period and the revenue we recognize in accordance with GAAP on our related contracts. For purposes of our non-GAAP measures, we add those amounts in the period of payment and deduct them in the period in which GAAP recognizes them.
(2)On April 29, 2022, we sold our Independence Hub platform for $40.0 million, of which $32.0 million is attributable to our 80% ownership interest and included in our Adjusted EBITDA.
(3)Includes adjustments associated with the noncontrolling interest effects of our non-100% owned consolidated subsidiaries as our Adjusted EBITDA measure is reported net to our ownership interests, amongst other items.
(4)See definition of Adjusted EBITDA later in this press release.

GENESIS ENERGY, L.P.
ADJUSTED DEBT-TO-ADJUSTED CONSOLIDATED EBITDA RATIO - UNAUDITED

(in thousands)

December 31, 2023
Senior secured credit facility	$298,300
Senior unsecured notes, net of debt issuance costs, discount and premium	3,062,955
Less: Outstanding inventory financing sublimit borrowings	(19,300)
Less: Cash and cash equivalents	(8,498)
Adjusted Debt(1)	$3,333,457

Pro Forma LTM
December 31, 2023
Consolidated EBITDA (per our senior secured credit facility)	$753,861
Consolidated EBITDA adjustments(2)	88,479
Adjusted Consolidated EBITDA (per our senior secured credit facility)(3)	$842,340

Adjusted Debt-to-Adjusted Consolidated EBITDA	3.96X
(1)We define Adjusted Debt as the amounts outstanding under our senior secured credit facility and senior unsecured notes (including any unamortized premiums, discounts or issuance costs) less the amount outstanding under our inventory financing sublimit, and less cash and cash equivalents on hand at the end of the period from our restricted subsidiaries.
(2)This amount reflects adjustments we are permitted to make under our senior secured credit facility for purposes of calculating compliance with our leverage ratio. It includes a pro rata portion of projected future annual EBITDA associated with material organic growth projects, which is calculated based on the percentage of capital expenditures incurred to date relative to the expected budget multiplied by the total annual contractual minimum cash commitments we expect to receive as a result of the project. These adjustments may not be indicative of future results.
(3)Adjusted Consolidated EBITDA for the four-quarter period ending with the most recent quarter, as calculated under our senior secured credit facility agreement.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Actual results may vary materially. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, including but not limited to statements relating to future financial and operating results, our bank leverage ratio and compliance with our senior secured credit facility covenants, the timing and anticipated benefits of the King’s Quay, Argos, Spruance, Shenandoah, Salamanca and Shenzi North developments, our expectations regarding our Granger expansion, the expected performance of our other projects and business segments, and our strategy and plans, are forward-looking statements, and historical performance is not necessarily indicative of future performance. Those forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside our control, that could cause results to differ materially from those expected by management. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for products (which may be affected by the actions of OPEC and other oil exporting nations), impacts due to inflation, and a reduction in demand for our services resulting in impairments of our assets, the spread of disease, the impact of international military conflicts (such as the war in Ukraine and conflict in Israel), the result of any economic recession or depression that has occurred or may occur in the future, construction and anticipated benefits of the SYNC pipeline and expansion of the capacity of the CHOPS system, the timing and success of business development efforts and other uncertainties. Those and other applicable uncertainties, factors and risks that may affect those forward-looking statements are described more fully in our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission and other filings, including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement.

NON-GAAP MEASURES
This press release and the accompanying schedules include non-generally accepted accounting principle (non-GAAP) financial measures of Adjusted EBITDA and total Available Cash before Reserves. In this press release, we also present total Segment Margin as if it were a non-GAAP measure. Our non-GAAP measures may not be comparable to similarly titled measures of other companies because such measures may include or exclude other specified items. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the United States of America (GAAP). Our non-GAAP financial measures should not be considered (i) as alternatives to GAAP measures of liquidity or financial performance or (ii) as being singularly important in any particular context; they should be considered in a broad context with other quantitative and qualitative information. Our Available Cash before Reserves, Adjusted EBITDA and total Segment Margin measures are just three of the relevant data points considered from time to time.
When evaluating our performance and making decisions regarding our future direction and actions (including making discretionary payments, such as quarterly distributions) our board of directors and management team have access to a wide range of historical and forecasted qualitative and quantitative information, such as our financial statements; operational information; various non-GAAP measures; internal forecasts; credit metrics; analyst opinions; performance; liquidity and similar measures; income; cash flow expectations for us; and certain information regarding some of our peers. Additionally, our board of directors and management team analyze, and place different weight on, various factors from time to time. We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants. We attempt to provide adequate information to allow each individual investor and other external user to reach her/his own conclusions regarding our actions without providing so much information as to overwhelm or confuse such investor or other external user.
AVAILABLE CASH BEFORE RESERVES
Purposes, Uses and Definition
Available Cash before Reserves, often referred to by others as distributable cash flow, is a quantitative standard used throughout the investment community with respect to publicly traded partnerships and is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:
(1)the financial performance of our assets;
(2)our operating performance;
(3)the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;
(4)the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and
(5)our ability to make certain discretionary payments, such as distributions on our preferred and common units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.
We define Available Cash before Reserves (“Available Cash before Reserves”) as Adjusted EBITDA adjusted for certain items, the most significant of which in the relevant reporting periods have been the sum of maintenance capital utilized, net interest expense, cash tax expense and cash distributions paid to our Class A convertible preferred unitholders.
Disclosure Format Relating to Maintenance Capital
We use a modified format relating to maintenance capital requirements because our maintenance capital expenditures vary materially in nature (discretionary vs. non-discretionary), timing and amount from time to time. We believe that, without such modified disclosure, such changes in our maintenance capital expenditures could be confusing and potentially misleading to users of our financial information, particularly in the context of the nature and purposes of our Available Cash before Reserves measure. Our modified disclosure format provides those users with information in the form of our maintenance capital utilized measure (which we deduct to arrive at Available Cash before Reserves). Our maintenance capital utilized measure constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.

Maintenance Capital Requirements
Maintenance Capital Expenditures
Maintenance capital expenditures are capitalized costs that are necessary to maintain the service capability of our existing assets, including the replacement of any system component or equipment which is worn out or obsolete. Maintenance capital expenditures can be discretionary or non-discretionary, depending on the facts and circumstances.
Prior to 2014, substantially all of our maintenance capital expenditures were (a) related to our pipeline assets and similar infrastructure, (b) non-discretionary in nature and (c) immaterial in amount as compared to our Available Cash before Reserves measure. Those historical expenditures were non-discretionary (or mandatory) in nature because we had very little (if any) discretion as to whether or when we incurred them. We had to incur them in order to continue to operate the related pipelines in a safe and reliable manner and consistently with past practices. If we had not made those expenditures, we would not have been able to continue to operate all or portions of those pipelines, which would not have been economically feasible. An example of a non-discretionary (or mandatory) maintenance capital expenditure would be replacing a segment of an old pipeline because one can no longer operate that pipeline safely, legally and/or economically in the absence of such replacement.
Beginning with 2014, we believe a substantial amount of our maintenance capital expenditures from time to time will be (a) related to our assets other than pipelines, such as our marine vessels, trucks and similar assets, (b) discretionary in nature and (c) potentially material in amount as compared to our Available Cash before Reserves measure. Those expenditures will be discretionary (or non-mandatory) in nature because we will have significant discretion as to whether or when we incur them. We will not be forced to incur them in order to continue to operate the related assets in a safe and reliable manner. If we chose not make those expenditures, we would be able to continue to operate those assets economically, although in lieu of maintenance capital expenditures, we would incur increased operating expenses, including maintenance expenses. An example of a discretionary (or non-mandatory) maintenance capital expenditure would be replacing an older marine vessel with a new marine vessel with substantially similar specifications, even though one could continue to economically operate the older vessel in spite of its increasing maintenance and other operating expenses.
In summary, as we continue to expand certain non-pipeline portions of our business, we are experiencing changes in the nature (discretionary vs. non-discretionary), timing and amount of our maintenance capital expenditures that merit a more detailed review and analysis than was required historically. Management’s increasing ability to determine if and when to incur certain maintenance capital expenditures is relevant to the manner in which we analyze aspects of our business relating to discretionary and non-discretionary expenditures. We believe it would be inappropriate to derive our Available Cash before Reserves measure by deducting discretionary maintenance capital expenditures, which we believe are similar in nature in this context to certain other discretionary expenditures, such as growth capital expenditures, distributions/dividends and equity buybacks. Unfortunately, not all maintenance capital expenditures are clearly discretionary or non-discretionary in nature. Therefore, we developed a measure, maintenance capital utilized, that we believe is more useful in the determination of Available Cash before Reserves.
Maintenance Capital Utilized
We believe our maintenance capital utilized measure is the most useful quarterly maintenance capital requirements measure to use to derive our Available Cash before Reserves measure. We define our maintenance capital utilized measure as that portion of the amount of previously incurred maintenance capital expenditures that we utilize during the relevant quarter, which would be equal to the sum of the maintenance capital expenditures we have incurred for each project/component in prior quarters allocated ratably over the useful lives of those projects/components.
Our maintenance capital utilized measure constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period. Because we did not use our maintenance capital utilized measure before 2014, our maintenance capital utilized calculations will reflect the utilization of solely those maintenance capital expenditures incurred since December 31, 2013.

ADJUSTED EBITDA
Purposes, Uses and Definition
Adjusted EBITDA is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:
(1)the financial performance of our assets without regard to financing methods, capital structures or historical cost basis;
(2)our operating performance as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure;
(3)the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;
(4)the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and
(5)our ability to make certain discretionary payments, such as distributions on our preferred and common units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.
We define Adjusted EBITDA (“Adjusted EBITDA”) as Net income (loss) attributable to Genesis Energy, L.P. before interest, taxes, depreciation, depletion and amortization (including impairment, write-offs, accretion and similar items) after eliminating other non-cash revenues, expenses, gains, losses and charges (including any loss on asset dispositions), plus or minus certain other select items that we view as not indicative of our core operating results (collectively, “Select Items”). Although we do not necessarily consider all of our Select Items to be non-recurring, infrequent or unusual, we believe that an understanding of these Select Items is important to the evaluation of our core operating results. The most significant Select Items in the relevant reporting periods are set forth below.

The table below includes the Select Items discussed above as applicable to the reconciliation of Net income attributable to Genesis Energy, L.P. to Adjusted EBITDA and Available Cash before Reserves:

		Three Months Ended December 31,		Year Ended December 31,
		2023	2022	2023	2022
		(in thousands)
I.	Applicable to all Non-GAAP Measures
	Differences in timing of cash receipts for certain contractual arrangements(1)	$22,822	$12,620	$56,341	$51,102
	Distributions from unrestricted subsidiaries not included in income(2)	—	—	—	32,000
	Certain non-cash items:
	Unrealized losses (gains) on derivative transactions excluding fair value hedges, net of changes in inventory value(3)	18,967	(21,800)	36,688	(5,717)
	Loss on debt extinguishment	2,815	—	4,627	794
	Adjustment regarding equity investees(4)	6,100	5,218	24,635	21,199
	Other	(6,314)	1,328	(23,200)	(2,598)
	Sub-total Select Items, net(5)	44,390	(2,634)	99,091	96,780
II.	Applicable only to Adjusted EBITDA and Available Cash before Reserves
	Certain transaction costs	—	458	105	7,339
	Other	627	(642)	3,076	2,208
	Total Select Items, net(6)	$45,017	$(2,818)	$102,272	$106,327
(1)Includes the difference in timing of cash receipts from or billings to customers during the period and the revenue we recognize in accordance with GAAP on our related contracts. For purposes of our non-GAAP measures, we add those amounts in the period of payment and deduct them in the period in which GAAP recognizes them.
(2)The year ended December 31, 2022 includes $32.0 million in cash receipts associated with the sale of the Independence Hub platform by our 80% owned unrestricted subsidiary (as defined under our senior secured credit agreement), Independence Hub, LLC.
(3)The 2023 Quarter includes an unrealized loss of $19.0 million from the valuation of our commodity derivative transactions (excluding fair value hedges). The 2022 Quarter includes an unrealized gain of $21.8 million from the valuation of our commodity derivative transactions (excluding fair value hedges). The year ended December 31, 2023 includes an unrealized loss of $36.7 million from the valuation of our commodity derivative transactions (excluding fair value hedges). The year ended December 31, 2022 includes an unrealized loss of $18.6 million from the valuation of our previously recorded embedded derivative associated with our Class A Convertible Preferred Units and an unrealized gain of $24.3 million from the valuation of our commodity derivatives transactions (excluding fair value hedges).
(4)Represents the net effect of adding distributions from equity investees and deducting earnings of equity investees net to us.
(5)Represents all Select Items applicable to Segment Margin and Available Cash before Reserves.
(6)Represents Select Items applicable to Adjusted EBITDA and Available Cash before Reserves.
SEGMENT MARGIN
Our chief operating decision maker (our Chief Executive Officer) evaluates segment performance based on a variety of measures including Segment Margin, segment volumes where relevant and capital investment. We define Segment Margin (“Segment Margin”) as revenues less product costs, operating expenses and segment general and administrative expenses (all of which are net of the effects of our noncontrolling interest holders), plus or minus applicable Select Items. Although, we do not necessarily consider all of our Select Items to be non-recurring, infrequent or unusual, we believe that an understanding of these Select Items is important to the evaluation of our core operating results.

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Contact:
Genesis Energy, L.P.
Dwayne Morley
VP - Investor Relations
(713) 860-2536